Exhibit 2

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VOLLMACHT	POWER OF ATTORNEY

Der Unterzeichnende	The undersigned

Alexander Otto

,,Vollmachtgeber” erteilt hiermit der	,,Principal” hereby grants to

KG CURA Vermögensverwaltung

G.m.b.H. & Co., Hamburg

Saseler Damm 39 a

D-22395 Hamburg

Amtsgericht Hamburg HRA 73340 ,, Vollmachtnehmer’’		Local Court Hamburg HRA 73340 ,,Attorney”

Vollmacht, den Vollmachtgeber gerichtlich und außer-gerichtlich gegenüber jedermann und in allen gesetzlich zulässigen Fällen zu vertreten, so weit die Vollmacht, wie nachstehend beschrieben, reicht:		power of attorney, to represent Principal inside and outside courts and vis-à-vis anyone regarding any and all legally permissible matters, subject to this power of attorney as specified hereafter:

(i)	Wahrnehmung aller Rechte und Pflichten des Vollmachtgebers hinsichtlich von Meldungen und Korrespondenz mit der US Securities and Exchange Commission (,,SEC”) und US Behörden, die sich aus US Wertpapierrecht und dem Wertpapierbesitz des Vollmachtgebers ergeben;	(i)	The Execution of all rights and duties of Principal with respect to filings and communications with the US Securities and Exchange Commission (“SEC”) and US authorities under the US securities laws related to Principal’s beneficial ownership in securities;

(ii)	Erstellung und Unterzeichnung von Meldungen an die SEC und US Behörden nach US Wertpapierrecht im Zusammenhang mit dem Wertpapierbesitz des Vollmachtgebers; und	(ii)	The preparation and signature of reports and forms filed with the SEC and US authorities pursuant to US securities laws and related to Principal’s beneficial ownership in securities; and

(iii)	Weitergabe von Informationen und Daten an Dritte, die im Zusammenhang mit den oben genannten Punkten (i) bis (ii) stehen.	(iii)	Transmission of information and data to third parties associated to (i) through (ii) above.

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Für den Vollmachtnehmer dürfen die Geschäftsführer der CURA Vermögensverwaltung G.m.b.H. (Komplementär) jeweils alleine zeichnen (jeder ein ,,Zeichnungsberechtigter” und zusammen ,,Zeichnungsberechtigte”).	The managing directors of CURA Vermögensverwaltung G.m.b.H. (general partner) are entitled to sign solely on behalf of the Attorney (each a “Signatory” and all “Signatories”).

Zum Zeitpunkt der Unterzeichnung dieser Vollmacht sind die Zeichnungsberechtigten die folgenden:	As of the date of this power of attorney the Signatories are as follows:

• Henning Eggers (Geschäftsführer); • Frederic Arndts (Geschäftsführer); • Benjamin Schaper (Geschäftsführer).	• Henning Eggers (managing director); • Frederic Arndts (managing director); • Benjamin Schaper (managing director).

Der Vollmachtnehmer darf Untervollmachten erteilen und widerrufen.	The Attorney may delegate his power of attorney and may revoke such delegations.

Die Vollmacht wirkt so lange, wie der Vollmachtgeber verpflichtet ist, Meldungen nach Section 16(a) und/oder Section 13 des Securities Exchange Act von 1934 abzugeben und kann jederzeit schriftlich widerrufen werden. Die Vollmacht endet nicht durch den Tod des Vollmachtgebers.	This power of attorney above shall endure for so long as Principal is required to file reports under Section 16(a) and/or Section 13 of the Securities Exchange Act of 1934 and may be revoked in writing at any time. The power of attorney will not be terminated by the death of Principal.

Der für die Vollmacht maßgebliche Text ist derjenige, der in deutscher Sprache abgefasst ist. Bei einer unterschiedlichen Auslegung des deutschsprachigen und des englischsprachigen Texts hat also der deutsprachige Vorrang.	The text decisive for this power of attorney is the one written in the German language. Therefore, in case of a different interpretation of the German and the English text, the German text shall prevail.

Datum / date:	1. Oktober 2024 / October 1, 2024

Vollmachtgeber / Principal:	Alexander Otto /s/ Alexander Otto Signature